EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2016 FINANCIAL RESULTS

▪

Second quarter net revenues of $102.5 million and net loss of $1.2 million, or $(0.09) per diluted share, for the three months ended March 31, 2016, compared to net revenues of $138.7 million and net income of $11.7 million, or $0.94 per diluted share, for the same period of fiscal 2015.

▪	Backlog of $193.5 million at March 31, 2016, a decrease of 5.5% from $204.7 million at December 31, 2015.
▪	Capital investment in the first six months of fiscal 2016 of $13.7 million, with a forecast for capital spending in fiscal 2016 of $30.0 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.
▪

Strategic decision to expand processing center in LaPorte, Indiana and relocate Lebanon, Indiana operations to LaPorte as part of ongoing evaluation of global footprint and value-add distribution strategy.

KOKOMO, IN, May 5, 2016 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter ended March 31, 2016.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“We reported a net loss in the second quarter as the mismatch between market nickel price levels and nickel in cost of goods sold negatively impacted gross margins.  This misalignment is expected to continue through the third quarter before improving midway through the fourth quarter of fiscal 2016.  We expect to ship certain special projects possibly late in the third quarter and into the fourth quarter, which should help expand gross margins.  Sequentially, sales to our aerospace, land-based gas turbine and other markets increased from the first quarter, however sales decreased in the depressed chemical processing market.  Looking ahead, we believe our markets are showing signs of improvement, and our overall backlog is still solid at $193.5 million,” said Mark Comerford, President and Chief Executive Officer.  “Separately we announced our strategic actions to streamline and consolidate our distribution footprint with the expansion of our operation in LaPorte, Indiana and relocation of our service center operations in Lebanon, Indiana to LaPorte.  Combining the service center with our existing operations in LaPorte represents an important step in streamlining product flow, reducing transportation costs and improving production yields and profitability, leading to a more efficient operation and better service to our customers.”

Quarter Results

Net Revenues.   Net revenues were $102.5 million in the second quarter of fiscal 2016, a decrease of 26.1% from $138.7 million in the same period of fiscal 2015.   Volume was 4.8 million pounds in the second quarter of fiscal 2016, a decrease of 19.8% from 5.9 million pounds in the same period of fiscal 2015.  The decrease in volume is primarily due to the lower level of project orders in chemical processing and other markets shipped in the second quarter of fiscal 2016 as compared to the same period in fiscal 2015, which highlights the sporadic nature of these projects.  The product-sales average selling price was $20.32 per pound in the second quarter of fiscal 2016, a decrease of 8.8% from $22.29 per pound in the same period of fiscal 2015.  The average selling price decreased as a result of lower raw material market prices, which represented approximately $1.73 per pound of a decrease, and increased pricing competition, representing approximately $0.49 of a decrease, partially offset by a $0.25 per pound increase due to a change in product mix.

Cost of Sales.  Cost of sales was $93.6 million, or 91.3% of net revenues, in the second quarter of fiscal 2016 compared to $110.9 million, or 79.9% of net revenues, in the same period of fiscal 2015. Cost of sales in the second quarter of fiscal 2016 decreased by $17.2 million as compared to the same period of fiscal 2015 primarily due to lower volumes and raw material costs.

Gross Profit.   As a result of the above factors, gross profit was $8.9 million for the second quarter of fiscal 2016, a decrease of $18.9 million from the same period of fiscal 2015. Gross margin as a percentage of net revenue decreased to 8.7% in the second quarter of fiscal 2016 as compared to 20.1% in the same period of fiscal 2015. The decrease is primarily attributable to a less profitable mix of products sold in fiscal 2016 related to the lower specialty application projects and falling nickel prices.   Falling nickel prices created compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company sells the higher-cost inventory melted in a prior period with higher nickel prices.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $9.5 million for the second quarter of fiscal 2016, a decrease of $0.1 million from the same period of fiscal 2015.  This decrease is primarily attributable to a $1.3 million reduction from the second quarter of fiscal 2015 to the second quarter of fiscal 2016 of management incentive compensation, partially offset by a $1.0 million reduction from the second quarter of fiscal 2015 to the second quarter of fiscal 2016 of foreign exchange gains.  Selling, general and administrative expense as a percentage of net revenues increased to 9.3% for the second quarter of fiscal 2016 compared to 6.9% for the same period of fiscal 2015 due to lower revenues.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.9% of revenue, for the second quarter of fiscal 2016, compared to $0.9 million, or 0.7% of revenue, in the same period of fiscal 2015.

Operating Income/(Loss).  As a result of the above factors, operating loss in the second quarter of fiscal 2016 was $1.5 million compared to operating income of $17.3 million in the same period of fiscal 2015.

Income Taxes.  Income taxes were a benefit of $0.5 million in the second quarter of fiscal 2016, a decrease of $6.1 million from an expense of $5.6 million in the second quarter of fiscal 2015.  The effective tax rate for the second quarter of fiscal 2016 was 29.7%, compared to 32.2% in the same period of fiscal 2015.  The lower effective tax rate this quarter was primarily attributable to a higher expected portion of earnings in fiscal 2016 generated from foreign jurisdictions that have lower tax rates.

Net Income/(Loss).  As a result of the above factors, net loss in the second quarter of fiscal 2016 was $1.2 million, a decrease of $12.9 million from net income of $11.7 million in the same period of fiscal 2015.

Six Months Results

Net Revenues.   Net revenues were $197.6 million in the first six months of fiscal 2016, a decrease of 20.8% from $249.4 million in the same period of fiscal 2015.   Volume was 9.1 million pounds in the first six months of fiscal 2016, a decrease of 12.6% from 10.5 million pounds in the same period of fiscal 2015.  The decrease in volume is primarily due to the lower level of project orders in chemical processing and other markets shipped in the first six months of fiscal 2016 as compared to the same period in fiscal 2015, which highlights the sporadic nature of these projects.  The product-sales average selling price was $20.44 per pound in the first six months of fiscal 2016, a decrease of 10.2% from $22.75 per pound in the same period of fiscal 2015.  The average selling price decreased as a result of lower raw material market prices, which represented approximately $1.82 per pound of a decrease, and a change in product mix, representing approximately $0.61 of a decrease, partially offset by a $0.12 per pound increase due to other pricing factors.

Cost of Sales.  Cost of sales was $176.6 million, or 89.4% of net revenues, in the first six months of fiscal 2016 compared to $201.3 million, or 80.7% of net revenues, in the same period of fiscal 2015. Cost of sales in the first six months of fiscal 2016 decreased by $24.7 million as compared to the same period of fiscal 2015 primarily due to lower volumes and raw material costs.

Gross Profit.   As a result of the above factors, gross profit was $21.0 million for the first six months of fiscal 2016, a decrease of $27.1 million from the same period of fiscal 2015. Gross margin as a percentage of net revenue decreased to 10.6% in the first six months of fiscal 2016 as compared to 19.3% in the same period of fiscal 2015. The decrease is primarily attributable to a less profitable mix of products sold in fiscal 2016 related to the lower specialty application projects and falling nickel prices.   Falling nickel prices created compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company sells the higher-cost inventory melted in a prior period with higher nickel prices.  In addition, the falling nickel prices combined with compressing gross margins necessitated inventory valuation adjustments to adjust inventory to lower net realizable values.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $19.8 million for the first six months of fiscal 2016, an increase of $0.4 million from the same period of fiscal 2015. The increase in expense was primarily driven by changes in foreign exchange partially offset by lower management incentive compensation expense in fiscal 2016.  Selling, general and administrative expense as a percentage of net revenues increased to 10.0% for the first six months of fiscal 2016 compared to 7.8% for the same period of fiscal 2015 primarily due to lower revenues.

Research and Technical Expense.  Research and technical expense was $1.8 million, or 0.9% of revenue, for the first six months of fiscal 2016, compared to $1.8 million, or 0.7% of revenue, in the same period of fiscal 2015.

Operating Income/(Loss).  As a result of the above factors, operating loss in the first six months of fiscal 2016 was $0.6 million compared to net income of $26.9 million in the same period of fiscal 2015.

Income Taxes.  Income tax expense was $0.1 million in the first six months fiscal 2016, a decrease of $8.8 million from the same period of fiscal 2015.  The effective tax rate for the first six months of fiscal 2016 was -7.7%, compared to 32.8% in the same period of fiscal 2015.  The lower effective tax rate this quarter was primarily attributable to a change in the federal tax law that was enacted in the first quarter of fiscal 2016, which had a $300 unfavorable impact in that quarter.

Net Income/(Loss).  As a result of the above factors, net loss for the first six months of fiscal 2016 was $0.9 million, a decrease of $19.0 million from net income of $18.1 million in the same period of fiscal 2015.

Volumes, Competition and Pricing

Deteriorating economic conditions including lower global demand, the strong U.S. dollar and the contraction of the oil and gas industry had an impact on volume in the Company’s markets, especially the chemical processing industry market.  Volumes declined over 50% in the Company’s chemical processing industry market and over 36% in the Company’s other markets in the second quarter of fiscal 2016 as compared to the same period in fiscal 2015.  The commodity portion of the chemical processing market remains highly cost competitive with a low volume of available projects. More significantly contributing to this decrease, the Company had less project-oriented specialty application business due to the inherent sporadic nature of these types of projects.  The Company has specialty application projects in the pipeline, including significant project work in the backlog that is expected to ship primarily in the fourth quarter of fiscal 2016, with a small portion potentially shipping in the third quarter of fiscal 2016.  This forecasted improvement in the second half of fiscal 2016 is expected to be a positive driver for increasing gross margins possibly starting in the third quarter and more significantly in the fourth quarter of fiscal 2016.

The market price of nickel was relatively stable at low levels over the second quarter of fiscal 2016.  However, the significant decline in market price over fiscal 2015 and the first quarter of fiscal 2016 continues to have a significant adverse impact on the Company’s financial results.  Falling nickel prices create compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company ships the higher-cost inventory acquired in a prior period with higher nickel prices.  This compression was significant in the second quarter of fiscal 2016 and is expected to also similarly adversely impact the third quarter of fiscal 2016, with the compression forecasted to begin to alleviate in the fourth quarter assuming nickel prices continue to be stable.  The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation method normally results in higher costs of sales as compared to the last-in, first-out method.

Gross Profit Margin Trend Performance

During the second quarter of fiscal 2016, gross profit margin declined sequentially, and gross profit margin percentage was compressed.    Gross profit margin percentage was 8.7% in the second quarter of fiscal 2016 compared to 20.1% in the same period last fiscal year.  As mentioned above, the dramatic decline in nickel prices, a lower level of specialty application project business and global economic conditions including the stronger U.S. dollar and weaker demand in both China and Europe contributed to this decline.  The gross margin was lower than expected due to the lower levels of order entry, lower demand and higher levels of competition in the Company’s markets combined with a less favorable than expected product mix.

Backlog

Backlog was $193.5 million at March 31, 2016, a decrease of approximately $11.2 million, or 5.5%, from $204.7 million at December 31, 2015. The backlog dollars decreased during the second quarter of fiscal 2016 due to a 2.5% decrease in the average selling price per pound combined with a 3.1% decrease in pounds.  The decrease in overall pounds is primarily due to lower base order entry driven presumably by the current economic environment.  The decrease in average selling price per pound reflects a change in product mix in the backlog.

Expansion of LaPorte, IN Operations

The Company announced on May 2, 2016 its decision to expand and streamline its distribution footprint by investing in new plant and equipment at its processing facility located in LaPorte, Indiana.  In connection with the expansion, the Company plans to relocate its service center operations in Lebanon, Indiana to LaPorte.  The project is expected to begin in the fourth quarter of calendar 2016 and be completed by the end of calendar 2017. The new facility will further expand the Company’s operations in LaPorte, which commenced with the acquisition of the assets of LaPorte Custom Metal Processing, LLC in January 2015.  Combining these locations represents an important step in streamlining product flow, reducing transportation costs and improving production yields and profitability.  The Company expects this action to lead to a more efficient operation and allow the Company to better service its customers.  The Company also announced its decision to close its branch office in India, which territory the Company determined would be better served by use of independent sales representatives.  The Lebanon relocation and India office closure are part of the Company’s ongoing evaluation designed to rationalize and drive greater efficiency in connection with management of its global footprint and value-add distribution strategy.

Costs associated with the project are estimated to consist of approximately $1.8 million to $2.5 million relating to equipment relocation and approximately $0.5 million to $1.1 million in other costs, including one-time termination benefits, relocation expenses and contract termination costs, for a total of approximately $2.3 million to $3.6 million in total costs relating to the move.  A portion of these costs will be recorded as a one-time charge in the third quarter of fiscal 2016, and a portion will be recorded as incurred over the project period.

Capital Spending

In fiscal 2015, the Company disclosed plans to increase sheet manufacturing capacity in the Kokomo operations in order to help keep pace with anticipated growth in the aerospace market.  During fiscal 2015 and the first six months of fiscal 2016, the Company was capacity constrained on sheet production, and the Company achieved record sheet/coil production levels during fiscal 2015 which continued into 2016.  In order to respond to expected continued demand, the Company plans to spend $30.0 million in fiscal 2016, which includes investments in the heat treating and cold rolling areas of approximately $16.6 million and the manufacturing phase of the Company’s IT systems upgrade of approximately $1.7 million.  The remaining $11.7  million of planned spending throughout the Company’s manufacturing facilities is considered a maintenance level of spending.

Liquidity

During the first six months of fiscal 2016, the Company’s primary sources of cash were cash on-hand and cash provided by operating activities, as detailed below.  At March 31, 2016, the Company had cash and cash equivalents of $47.8 million (excluding restricted cash of $9.2 million) compared to $49.0 million at September 30, 2015. As of March 31, 2016, the Company had cash and cash equivalents of $14.4 million that was held by foreign subsidiaries in various currencies.

For the first six months of fiscal 2016, net cash provided by operating activities was $18.4 million compared to cash provided by operations of $15.5 million in the first six months of fiscal 2015.  The lower business levels in fiscal 2016 resulted in cash generated from lower controllable working capital of $0.4 million in the first six months of fiscal 2016 compared to cash used from higher controllable working capital of $18.3 million in the same period of fiscal 2015, as well as net income tax refunds of $0.4 million in the first six months of fiscal 2016 compared to net income taxes paid of $5.2 million during the same period of fiscal 2015.  Additionally, the Company received up-front cash receipts of $16.1 million, of which $9.2 million is recorded as restricted cash, on special projects which was recorded on the balance sheet as deferred revenue. Partially offsetting these factors was net income of $0.9 million in the first six months of 2016 compared to $18.1 million in the first six months of 2015 and higher pension and post-retirement payments of $6.9 million in the first six months of fiscal 2016 compared to $2.5 million during the same period of fiscal 2015.  Net cash used in investing activities was $13.7 million in the first six months of fiscal 2016 compared to $22.7 million in the same period of fiscal 2016.  The reduction in cash used in investing activities is primarily due to the Company’s acquisition of Leveltek – LaPorte assets of $14.6 million in the first six months of 2015, partially offset by higher additions to property, plant and equipment of $5.6 million in the same period of 2016 as a result of the Company’s investments in sheet manufacturing capacity.   Net cash used in financing activities in the first six months of fiscal 2016 of $6.0 million included $5.5 million of dividend payments and approximately $0.3 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock granted to officers and other employees.

The Company’s sources of liquidity for the remainder of fiscal 2016 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At March 31, 2016, the Company had cash of $47.8 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On May 5, 2016, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2016 to stockholders of record at the close of business on June 1, 2016. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $11.0 million on an annualized basis.

Guidance

The Company expects the continued mismatch between market nickel price levels and nickel in cost of goods sold to unfavorably compress gross margins in the third quarter of fiscal 2016 similar to the second quarter. The compression is currently expected to alleviate by approximately half in the fourth quarter, assuming stability in nickel market prices.  Overall, management anticipates similar financial results in the third quarter as compared to those achieved in the second quarter of fiscal 2016.  However, there is a possibility that a portion of a specialty application project could ship in the third quarter which would be a positive driver of revenue, gross margins and profitability.

Earnings Conference Call

The Company will host a conference call on Friday, May 6, 2016 to discuss its results for the second quarter of fiscal 2016.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:   Friday, May 6, 2016Dial-In Numbers:        877-407-8033  (Domestic)
Time:9:00 a.m. Eastern Time201-689-8033  (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, May 6th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, June 6, 2016. To listen to the replay, please dial:

Domestic:        877-660-6853

International:201-612-7415

Replay Access:                Conference:  13636306

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2016 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2015.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2016	2015	2016
Net revenues	$138,688	$102,511	$249,364	$197,581
Cost of sales	110,851	93,606	201,256	176,588
Gross profit	27,837	8,905	48,108	20,993
Selling, general and administrative expense	9,619	9,524	19,355	19,800
Research and technical expense	926	913	1,813	1,828
Operating income (loss)	17,292	(1,532)	26,940	(635)
Interest income	(20)	(19)	(43)	(45)
Interest expense	16	139	32	277
Income (loss) before income taxes	17,296	(1,652)	26,951	(867)
Provision for (benefit from) income taxes	5,577	(490)	8,851	67
Net income (loss)	$11,719	$(1,162)	$18,100	(934)
Net income (loss) per share:
Basic	$0.94	$(0.09)	$1.45	$(0.07)
Diluted	$0.94	$(0.09)	$1.45	$(0.07)
Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	March 31,
	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$49,045	$47,791
Restricted cash	—	9,200
Accounts receivable, less allowance for doubtful accounts of $869 and $771 respectively	75,593	68,063
Inventories	247,836	249,402
Income taxes receivable	3,699	7,544
Deferred income taxes	6,295	—
Other current assets	2,974	3,692
Total current assets	385,442	385,692
Property, plant and equipment, net	185,351	189,773
Deferred income taxes—long term portion	53,958	55,180
Prepayments and deferred charges	1,877	2,184
Goodwill	4,789	4,789
Other intangible assets, net	6,774	6,523
Total assets	$638,191	$644,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,386	$30,865
Accrued expenses	16,576	12,029
Accrued pension and postretirement benefits	4,965	4,965
Deferred revenue—current portion	2,500	18,569
Total current liabilities	53,427	66,428
Long-term obligations (less current portion)	4,574	4,575
Deferred revenue (less current portion)	25,329	24,079
Deferred income taxes	—	1,707
Accrued pension benefits	107,208	104,625
Accrued postretirement benefits	105,664	104,612
Total liabilities	296,202	306,026
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,467,498 and 12,520,608 shares issued and 12,446,000 and 12,491,449 outstanding at September 30, 2015 and March 31, 2016, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	244,488	245,543
Accumulated earnings	186,533	180,107
Treasury stock, 21,498 shares at September 30, 2015 and 29,159 shares at March 31, 2016	(1,091)	(1,380)
Accumulated other comprehensive loss	(87,953)	(86,167)
Total stockholders’ equity	341,989	338,115
Total liabilities and stockholders’ equity	$638,191	$644,141

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2015	2016
Cash flows from operating activities:
Net income (loss)	$18,100	$(934)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	8,846	10,191
Amortization	241	251
Pension and post-retirement expense - U.S. and U.K.	6,420	9,570
Change in long-term obligations	—	25
Stock compensation expense	1,031	894
Excess tax expense from restricted stock vesting	—	149
Deferred revenue	(1,250)	14,819
Deferred income taxes	(900)	3,851
Loss on disposition of property	142	192
Change in assets and liabilities:
Restricted cash	—	(9,200)
Accounts receivable	(17,769)	6,706
Inventories	(3,042)	(3,352)
Other assets	(685)	(713)
Accounts payable and accrued expenses	2,516	(3,786)
Income taxes	4,451	(3,314)
Accrued pension and postretirement benefits	(2,605)	(6,953)
Net cash provided by operating activities	15,496	18,396
Cash flows from investing activities:
Additions to property, plant and equipment	(8,065)	(13,688)
Acquisition of Leveltek - LaPorte assets	(14,600)	—
Net cash used in investing activities	(22,665)	(13,688)
Cash flows from financing activities:
Dividends paid	(5,475)	(5,492)
Payment for purchase of treasury stock	(251)	(289)
Excess tax expense from restricted stock vesting	—	(149)
Payments on long-term obligation	—	(24)
Net cash used in financing activities	(5,726)	(5,954)
Effect of exchange rates on cash	(747)	(8)
Decrease in cash and cash equivalents:	(13,642)	(1,254)
Cash and cash equivalents:
Beginning of period	45,871	49,045
End of period	$32,229	$47,791